UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2014

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35269	01-0789977
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive, San Jose, Suite 200, CA 95110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 988-7339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Share Purchase Agreement dated July 7, 2014 by and among InvenSense, Inc. and Trusted Positioning, Inc., a Canadian corporation, and its shareholders

On July 7, 2014, InvenSense, Inc. (the “Company”) entered into a Share Purchase Agreement (the “TPI Purchase Agreement”) with Trusted Positioning, Inc., a Canadian corporation (“TPI”) and the shareholders of TPI (the “Shareholders”), pursuant to which the Company has agreed to acquire all the outstanding share capital of TPI in exchange for (A) shares of the Company’s common stock, $0.001 par value per share (“Company Stock”) with an aggregate value of $6 million, (B) $13 million in cash at closing, (C) $12 million in cash, which will be contingent upon the achievement of certain milestones, and (D) cash for any resulting fractional shares.

The Company also agreed to grant restricted stock awards and/or options to purchase shares of Company Stock (each a “TPI Equity Award”) to certain TPI employees with an aggregate value of $5 million at closing. The TPI Equity Awards will be granted under the Company’s 2011 Stock Incentive Plan.

The maximum amount payable for TPI will be approximately $36 million, including the maximum contingent cash payments and all of the shares of Company Stock issued at closing subject to the TPI Equity Awards and further subject to post-closing purchase price adjustments. The shares of Company Stock issued at closing will be issued pursuant to an exemption under the Securities Act of 1933, as amended. Completion of this transaction is subject to customary closing conditions.

Share Purchase Agreement dated July 7, 2014 by and among InvenSense International, Inc., a wholly-owned subsidiary of InvenSense, Inc., certain members of management of Movea SA (“Movea”), and shareholders representing at least 95% of the outstanding capital stock of Movea

On July 7, 2014, InvenSense International, Inc., a company formed under the laws of the Cayman Islands, and a wholly-owned subsidiary of the Company (the “Subsidiary”), entered into a Share Purchase Agreement (the “Movea Purchase Agreement”) with certain members of management (“Management”) of Movea SA, a company formed under the laws of France (“Movea”), and shareholders representing at least 95% of the outstanding capital stock of Movea, pursuant to which the Subsidiary has agreed to acquire at least 95% of the outstanding shares of Movea, with the remaining 5% purchased pursuant to a separate purchase agreement (the “Short-Form Purchase Agreement”), in exchange for an aggregate of up to (A) $61.5 million in cash at closing and (B) $13 million in cash, which will be contingent upon the achievement of certain milestones, and further subject to post-closing purchase price adjustments.

In addition, the Company has agreed to grant restricted stock units for shares of the Company stock (each a “Movea Equity Award”) to certain Movea employees, having an aggregate value of $3 million and bonuses of up to $600,000. The Movea Equity Awards will be granted under the Company’s 2011 Stock Incentive Plan.

The maximum amount payable for Movea will be up to approximately $78 million, including the maximum contingent cash payments, payments for the purchase of all outstanding stock, the Movea Equity Awards and the bonus amount. Completion of this transaction is subject to customary closing conditions.

Item 3.02	Unregistered Sales of Equity Securities.

Under the terms of the TPI Purchase Agreement described in Item 1.01 above, the Company has agreed to issue shares of Company Stock with an aggregate value of $6 million, to the Shareholders at the closing. The number of shares of Company Stock issued at closing will be calculated based on volume-weighted average of the closing prices on the New York Stock Exchange of a share of the Company’s Stock during the twenty (20) trading days ending on the date that is three business days prior to the closing. These shares will be issued pursuant to an exemption under Regulation S or Regulation D promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2014

INVENSENSE, INC.

By:	/s/ Adam Tachner
Adam Tachner
Vice President and General Counsel